(..continued)




                                                                 CONFORMED COPY












                          AGREEMENT AND PLAN OF MERGER

                                      Among

                       CLEAR CHANNEL COMMUNICATIONS, INC.,

                               UH MERGER SUB, INC.

                                       and

                        UNIVERSAL OUTDOOR HOLDINGS, INC.



                          Dated as of October 23, 1997

                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I

                                   THE MERGER
SECTION 1.1.    The Merger..................................................  2
SECTION 1.2.    Closing.....................................................  2
SECTION 1.3.    Effective Time..............................................  2
SECTION 1.4.    Effects of the Merger.......................................  2
SECTION 1.5.    Certificate of Incorporation and By-Laws of the Surviving
                Corporation.................................................  2
SECTION 1.6.    Directors...................................................  2
SECTION 1.7.    Officers....................................................  3

                                   ARTICLE II

          EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                     CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.1.    Capital Stock of Merger Sub.................................  3
SECTION 2.2.    Cancellation of Treasury Stock and Parent Owned Stock.......  3
SECTION 2.3.    Conversion of Company Common Stock..........................  3
SECTION 2.4.    Exchange of Certificates....................................  4
SECTION 2.5.    Stock Transfer Books........................................  8

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SECTION 3.1.    Organization, Qualification, Etc............................  8
SECTION 3.2.    Capital Stock...............................................  9
SECTION 3.3.    Corporate Authority Relative to this Agreement;
                No Violation................................................  9
SECTION 3.4.    Reports and Financial Statements............................. 10
SECTION 3.5.    No Undisclosed Liabilities................................... 11
SECTION 3.6.    No Violation of Law.......................................... 11
SECTION 3.7.    Environmental Laws and Regulations........................... 11
SECTION 3.8.    No Undisclosed Employee Benefit Plan Liabilities or
                Severance Arrangements....................................... 12
SECTION 3.9.    Absence of Certain Changes or Events......................... 13
SECTION 3.10.   Investigations; Litigation................................... 13
SECTION 3.11.   Proxy Statement; Registration Statement; Other Information... 14
SECTION 3.12.   Lack of Ownership of Parent Common Stock..................... 14
SECTION 3.13.   Tax Matters.................................................. 14
SECTION 3.14.   Opinion of Financial Advisor................................. 15
SECTION 3.15.   Required Vote of the Company Stockholders.................... 15
SECTION 3.16.   Insurance.................................................... 15
SECTION 3.17.   Real Property; Title......................................... 16
SECTION 3.18.   Collective Bargaining Agreements and Labor................... 16
SECTION 3.19.   Material Contracts........................................... 16
SECTION 3.20.   Takeover Statute............................................. 16

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

SECTION 4.1.    Organization, Qualification, Etc............................. 16
SECTION 4.2.    Capital Stock................................................ 17
SECTION 4.3.    Corporate Authority Relative to this Agreement;No Violation.. 17
SECTION 4.4.    Reports and Financial Statements............................. 18
SECTION 4.5.    No Undisclosed Liabilities................................... 19
SECTION 4.6.    No Violation of Law.......................................... 19
SECTION 4.7.    Environmental Laws and Regulations........................... 19
SECTION 4.8.    No Undisclosed Employee Benefit Plan Liabilities or
                Severance Arrangements....................................... 19
SECTION 4.9.    Absence of Certain Changes or Events......................... 20
SECTION 4.10.   Investigations; Litigation................................... 20
SECTION 4.11.   Proxy Statement; Registration Statement; Other Information... 20
SECTION 4.12.   Lack of Ownership of the Company Common Stock................ 21
SECTION 4.13.   Tax Matters.................................................. 21

                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 5.1.    Conduct of Business by the Company or Parent................. 21
SECTION 5.2.    Proxy Material; Registration Statement....................... 24
SECTION 5.3.    Stockholders' Meeting........................................ 25
SECTION 5.4.    Approvals and Consents; Cooperation.......................... 25
SECTION 5.5.    Access to Information; Confidentiality....................... 26
SECTION 5.6.    Affiliates................................................... 26
SECTION 5.7.    Warrants; Stock Options...................................... 27
SECTION 5.8.    1994 Warrants................................................ 27
SECTION 5.9.    Filings; Other Action........................................ 28
SECTION 5.10.   Further Assurances........................................... 29
SECTION 5.11.   No Solicitation.............................................. 29
SECTION 5.12.   Director and Officer Liability............................... 30
SECTION 5.13.   Accountants' "Comfort" Letters............................... 32
SECTION 5.14.   Additional Reports........................................... 32
SECTION 5.15.   Plan of Reorganization....................................... 32
SECTION 5.16.   Employment Agreements........................................ 32
SECTION 5.17.   Parent Board of Directors.................................... 33
SECTION 5.18.   Conveyance Taxes; Fees....................................... 33
SECTION 5.19.   Public Announcements......................................... 33
SECTION 5.20.   Employee Matters............................................. 33

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

SECTION 6.1.    Conditions to the Obligations of Each Party.................. 34
SECTION 6.2.    Conditions to the Obligations of Parent and Merger Sub....... 35
SECTION 6.3.    Conditions to the Obligations of the Company................. 36

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1.    Termination or Abandonment................................... 36
SECTION 7.2.    Amendment or Supplement...................................... 38
SECTION 7.3.    Effect of Termination........................................ 38
SECTION 7.4.    Fees and Expenses............................................ 38
SECTION 7.5.    Extension; Waiver............................................ 39

                                  ARTICLE VIII

                               GENERAL PROVISIONS

SECTION 8.1.    Nonsurvival of Representations............................... 39
SECTION 8.2.    Notices...................................................... 39
SECTION 8.3.    Definitions.................................................. 40
SECTION 8.4.    Counterparts................................................. 43
SECTION 8.5.    Entire Agreement; No Third-Party Beneficiaries............... 43
SECTION 8.6.    Assignment................................................... 43
SECTION 8.7.    Governing Law................................................ 43
SECTION 8.8.    Enforcement.................................................. 43
SECTION 8.9.    Severability................................................. 44
SECTION 8.10.   Headings..................................................... 44
SECTION 8.11.   Finders or Brokers........................................... 44


EXHIBIT A       Form of Company Tax Opinion Representation Letter
EXHIBIT B       Form of Parent Tax Opinion Representation Letter
EXHIBIT C       Form of Simon Employment Agreement
EXHIBIT D       Form of Stockholder Representation Letter

                  This AGREEMENT AND PLAN OF MERGER, dated October 23, 1997, is entered into by and among Clear Channel Communications, Inc., a Texas corporation ("Parent"), UH Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Universal Outdoor Holdings, Inc., a Delaware corporation (the "Company").


                              W I T N E S S E T H :

                  WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement and Plan of Merger, including, without limitation, the exhibits attached hereto (collectively, this "Agreement");

                  WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company as set forth below (the "Merger") upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company ("Company Common Stock"), other than shares owned directly or indirectly by Parent or by the Company will be converted into shares of common stock, par value $0.10 per share, of Parent ("Parent Common Stock") in accordance with the provisions of
Article II of this Agreement;

                  WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

                  WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

                  SECTION I.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3) of the Merger. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

                  SECTION I.2. Closing. The closing of the Merger shall take place at 10:00 a.m. on a date to be specified by the parties which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI (the "Closing Date") at the offices of Skadden, Arps, Slate, Meagher & Flom, Chicago, Illinois, unless another date or place is agreed to in writing by the parties hereto.

                  SECTION I.3. Effective Time. On the Closing Date, the parties shall execute and file in the office of the Secretary of State of Delaware a certificate of merger (a "Certificate of Merger") executed in accordance with the DGCL and shall make all other filings or recordings, if any, required under DGCL. The Merger shall become effective at the time of filing of the Certificate of Merger, or at such later time as is agreed upon by the parties hereto and set forth therein (such time as the Merger becomes effective is referred to herein as the "Effective Time").

                  SECTION I.4. Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

                  SECTION I.5. Certificate of Incorporation and By-Laws of the Surviving Corporation. (a) The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall become the Certificate of Incorporation of the Surviving Corporation after the Effective Time, and thereafter may be amended as provided therein and as permitted by law and this Agreement.

                  (b) The By-Laws of the Company as in effect immediately prior to the Effective Time shall become the By-Laws of the Surviving Corporation after the Effective Time, and thereafter may be amended as provided therein and as permitted by law and this Agreement.

                  SECTION I.6. Directors. The directors of the Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                  SECTION I.7. Officers. The officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                                   ARTICLE II

          EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                     CORPORATIONS; EXCHANGE OF CERTIFICATES

                  SECTION II.1. Capital Stock of Merger Sub. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

                  SECTION II.2. Cancellation of Treasury Stock and Parent Owned Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, each share of Company Common Stock issued and held, immediately prior to the Effective Time, in the Company's treasury or by any of the Company's direct or indirect wholly owned subsidiaries, and each share of Company Common Stock that is owned by Parent, Merger Sub or any other subsidiary of Parent, shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                  SECTION II.3. Conversion of Company Common Stock. (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, subject to this Section 2.3 and Section 2.4(f), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.2 (the "Cancelled Shares")) shall be converted into (the "Merger Consideration")
0.67 (the "Conversion Number") duly authorized, validly issued and non-assessable shares of Parent Common Stock ; provided, however, that, in any event, if between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Conversion Number shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

                  SECTION II.4. Exchange of Certificates. (a) Exchange Agent. From and after the Effective Time, Parent shall make available to a bank or trust company designated by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock for exchange in accordance with this Article II, through the Exchange Agent, certificates evidencing such number of shares of Parent Common Stock issuable to holders of Company Common Stock in the Merger pursuant to
Section 2.3 (such certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto and cash, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued pursuant to Section 2.3 and the cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled to pursuant to Section 2.4(f) hereof out of the Exchange Fund. Except as contemplated by Section 2.4(g) hereof, the Exchange Fund shall not be used for any other purpose.

                  (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Parent Common Stock, or cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) hereof.

                  (c) Exchange of Certificates. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder's shares of Company Common Stock have been converted into pursuant to this Article II (and any cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(d)), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(d) may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.4, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the number of whole shares of Parent Common Stock into which the shares of Company Common Stock formerly represented thereby have been converted, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(d).

                  (d) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.4(f), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock, and
(ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

                  (e) No Further Rights in Company Common Stock. All shares of Parent Common Stock issued upon conversion of the shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.4(d) or (f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

                  (f) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

                  (ii) As promptly as practicable following the Effective Time, the Exchange Agent will determine the excess of (A) the number of whole shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to
Section 2.4(a) over (B) the aggregate number of whole shares of Parent Common Stock to be distributed to holders of Company Common Stock pursuant to Section 2.4(b) (such excess being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent will, on behalf of former stockholders of Company, sell the Excess Shares at then prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"), all in the manner provided in Section 2.4(f)(iii).

                  (iii) The sale of the Excess Shares by the Exchange Agent will be executed on the NYSE through one or more member firms of the NYSE and will be executed in round lots to the extent practicable. The Exchange Agent will use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of Company Common Stock (the "Common Shares Trust"). The Surviving Corporation will pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent will determine the portion of the Common Shares Trust to which each holder of Company Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Company Common Stock is entitled (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled.

                  (iv)  Notwithstanding the provisions of Section 2.4(f)(ii) and
(iii), the Surviving Corporation may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments hereinabove contemplated, to pay each holder of Company Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price for a share of Parent Common Stock as reported on the NYSE Composite Transaction Tape (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) on the Closing Date, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references will be deemed to mean and refer to the payments calculated as set forth in this Section 2.4(f)(iv).

                  (v) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent will make available such amounts to such holders of Company Common Stock subject to and in accordance with the terms of Section 2.4(d).

                  (g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any shares of Parent Common Stock) which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for the applicable Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to
Section 2.4(f) and any dividends or other distributions with respect to the Parent Common Stock to which they are entitled pursuant to Section 2.4(d). Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

                  (h) No Liability. None of the Exchange Agent, Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

                  (i) Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

                  (j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.4(f) and any dividends or other distributions to which the holders thereof are entitled pursuant to this Agreement.

                  (k) Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Merger Sub and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

                  SECTION II.5. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.4(f) and any dividends or other distributions to which the holders thereof are entitled pursuant to
Section 2.4(d).


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to Parent and Merger Sub as follows:

                  SECTION III.1. Organization, Qualification, Etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not in the aggregate have a Material Adverse Effect on the Company. The copies of the Company's charter and by-laws which have been delivered to Parent are complete and correct and in full force and effect on the date hereof. Each of the Company's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not in the aggregate have a Material Adverse Effect on the Company. The Company has previously provided to Parent true and correct copies of the articles and by-laws of each Material Subsidiary (as defined in Regulation S-K promulgated under the Securities Act of 1933) and each such organizational document is in full force and effect on the date hereof. All the outstanding shares of capital stock of, or other ownership interests in, the Company's Subsidiaries are validly issued, fully paid and non-assessable and are owned by the Company, directly or indirectly, free and clear of all liens, claims, charges or encumbrances, except for restrictions contained in credit agreements and similar instruments to which the Company is a party. There are no existing options, rights of first refusal, preemptive rights, calls or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiary of the Company.

                  SECTION III.2. Capital Stock. The authorized stock of the Company consists of 75,000,000 shares of the Company Common Stock, and 10,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock"). As of October 22, 1997, 26,327,757 shares of the Company Common Stock and no shares of the Company Preferred Stock were issued and outstanding. All the outstanding shares of the Company Common Stock have been validly issued and are fully paid and non-assessable. As of October 22, 1997, there were no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating the Company to issue any shares of its stock other than:

                  (a) rights to acquire 2,177,078 shares of the Company Common Stock pursuant to the Company Amended and Restated 1996 Warrant Plan (the "1996 Warrant Plan");

                  (b) rights to acquire 387,200 shares of Company Common Stock pursuant to the Warrant Agreement, dated June 30, 1994, between the Company and the United States Trust Company of New York (the "1994 Warrant Agreement");

                  (c) options or other rights to receive or acquire 271,499 shares of Company Common Stock pursuant to the 1997 Equity Incentive Plan (the "1997 Incentive Plan") which includes options, stock awards and restricted stock awards to be granted under the 1997 Incentive Plan subsequent to the date hereof in accordance with Section 5.1(a)(ix); and

                  (d) options or other rights issued to an employee of the Company to acquire 44,000 shares of Company Common Stock (the "Employee Options").

                  Except for the issuance of shares of the Company Common Stock pursuant to the options and other rights referred to in Sections 3.2(a)-(d) above and except as provided for in 5.1(a), (viii) and (ix), since October 22, 1997, no shares of the Company Common Stock have been issued.

                  SECTION III.3. Corporate Authority Relative to this Agreement; No Violation. The Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for the approval of its stockholders, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. The Board of Directors of the Company has determined that the transactions contemplated by this Agreement are in the best interest of its stockholders and to recommend to such stockholders that they vote in favor thereof. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement has been duly and validly executed and delivered by the other parties hereto, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). The Company is not subject to or obligated under any charter, bylaw or contract provision or any licenses, franchise or permit, or subject to any order or decree, which would be breached or violated by its executing or, subject to the approval of its stockholders, carrying out this Agreement, except as otherwise previously disclosed in writing to Parent and for any breaches or violations which would not, in the case of any contract provision, license, franchise, permit, order or decree, in the aggregate, have a Material Adverse Effect on the Company. Other than in connection with or in compliance with the provisions of the DGCL, the Securities Act of 1933 (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), Section 4043 of ERISA (as defined in
Section 3.8), any other competition, antitrust and investment laws and the securities or blue sky laws of the various states, and, other than the filing of the Certificate of Merger with the Delaware Secretary of State and any necessary state filings to maintain the good standing or qualification of the Surviving Corporation (collectively, the "Company Required Approvals"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not, in the aggregate, have a Material Adverse Effect on the Company; provided that the Company makes no representation with respect to such of the foregoing as are required by reason of the regulatory status of Parent or any of its Subsidiaries or facts specifically pertaining to any of them.

                  SECTION III.4. Reports and Financial Statements. The Company has previously furnished to Parent true and complete copies of:

                  (a) the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") for the year ended December 31, 1996;

                  (b) the Company's Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31, 1997 and June 30, 1997;

                  (c) the definitive proxy statement filed by the Company with the SEC on May 13, 1997;

                  (d) each final prospectus filed by the Company with the SEC since July 23, 1996, except any final prospectus on Form S-8; and

                  (e) all Current Reports on Form 8-K filed by the Company with the SEC since December 31, 1996.

                  Except as previously disclosed in writing to Parent, as of their respective dates, such reports, proxy statement, and prospectuses (collectively, the "Company SEC Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
provided, that the foregoing clause (ii) shall not apply to the financial statements included in the Company SEC Reports (which are covered by the following sentence). The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Company SEC Reports (including any related notes and schedules) fairly present the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and generally accepted accounting principles in the United States ("GAAP") consistently applied during the periods involved
(except as otherwise disclosed in the notes thereto and except that the unaudited financial statements therein do not contain all of the footnote disclosures required by GAAP). Since July 23, 1996, the Company has timely filed all material reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.

                  SECTION III.5. No Undisclosed Liabilities. Except as previously disclosed in writing to Parent, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, of a type required by GAAP to be reflected on a consolidated balance sheet and has no indebtedness for borrowed money outstanding, except, in each case, (a) liabilities, obligations or indebtedness reflected in any of the Company SEC Reports or disclosed in writing to Parent and (b) liabilities, obligations or indebtedness, which would not in the aggregate have a Material Adverse Effect on the Company.

                  SECTION III.6. No Violation of Law. The businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental body or authority (provided that no representation or warranty is made in this Section 3.6 with respect to Environmental Laws (as defined in Section 3.7 below)) except (a) as described in any of the Company SEC Reports and (b) for violations or possible violations which would not in the aggregate have a Material Adverse Effect on the Company. The Company and its Subsidiaries have all permits, licenses and governmental authorizations material to ownership or occupancy of their respective properties and assets and the carrying on of their respective businesses, except for such permits, licenses and governmental authorizations the failure of which to have would not have in the aggregate a Material Adverse Effect on the Company.

                  SECTION III.7. Environmental Laws and Regulations. Except as described in any of the Company SEC Reports, (a) the Company and each of its Subsidiaries is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance which would not in the aggregate have a Material Adverse Effect on the Company, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, (b) neither the Company nor any of its Subsidiaries has received written notice of, or, to the knowledge of the Company, is the subject of, any actions, causes of action, claims, investigations, demands or notices by any Person alleging liability under or non-compliance with any Environmental Law or that the Company or any Subsidiary is a potentially responsible party at any Superfund site or state-equivalent site ("Environmental Claims") which would in the aggregate have a Material Adverse Effect on the Company, (c) to the knowledge of the Company, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future, (d) to the knowledge of the Company, the Company and its Subsidiaries have not disposed of or released hazardous materials (at a concentration or level which requires remedial action under any Environmental Law) at any real property currently owned or leased by the Company or any Subsidiary or at any other real property, except for such disposals or releases as would not in the aggregate have a Material Adverse Effect on the Company, and (e) neither the Company nor its Subsidiaries have agreed to indemnify any predecessor or other party with respect to any environmental liability, other than (i) customary indemnity agreements contained in leases and licenses and (ii) such agreements as would not in the aggregate have a Material Adverse Effect on the Company.

                  SECTION III.8. No Undisclosed Employee Benefit Plan Liabilities or Severance Arrangements. Except as described in any of the Company SEC Reports, all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including any multi-employer plan as defined in Section 3(37) of ERISA), maintained or contributed to by the Company or its Subsidiaries are in compliance with all applicable provisions of ERISA, the Code and any other applicable laws and to the knowledge of the Company, none of the Company nor its Subsidiaries with respect to such plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or Title I, Part 4 of ERISA except for transactions (i) which are exempt under applicable law, regulations and administrative exemptions or (ii) which in the aggregate would not have a Material Adverse Effect on the Company, and the Company and its Subsidiaries do not have any liabilities or obligations with respect to any such employee benefit plans, whether or not accrued, contingent (including any potential material withdrawal liability with respect to any such multi-employer plans) or otherwise, except (a) as described in any of the Company SEC Reports or previously disclosed in writing to Parent and (b) for instances of non-compliance transactions or liabilities or obligations that would not in the aggregate have a Material Adverse Effect on the Company. Except with respect to awards granted (or granted subsequent to the date hereof in accordance with the provision of Section 5.1(a)(ix) or (x)) under (i) the Company 1997 Incentive Plan, (ii) 1996 Warrant Plan and (iii) 1994 Warrant Agreement, no employee of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any employee incentive or benefit plan, program or arrangement as a result of the transactions contemplated by this Agreement. The Company has previously provided to Parent a true and correct copy of the Company's 401(k) plan and the Form 5500 and the audit report (which fairly represents the financial condition and results of operations of such plan) related thereto. The Company and its Subsidiaries do not maintain any employee benefit pension plan which is subject to Title IV of ERISA. The Company's 401(k) Plan is exempt from federal income taxation under
Section 501 of the Code, and, to the knowledge of the Company, nothing has occurred with respect to the operation of such plan which could cause the loss of such qualification or exemption or the imposition of any lien, penalty, or tax under ERISA or the Code which would in the aggregate have a Material Adverse Effect on the Company, and the Company and its Subsidiaries have not received any material adverse notice concerning the 401(k) plan from the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC") within the four years preceding the date of this Agreement. None of the Company nor any Subsidiary has incurred any outstanding liability under Section 4062 of ERISA to the PBGC, to a trust established under Section 4041 or 4042 of ERISA, or to a trustee appointed under Section 4042 of ERISA, except for such liabilities as would not in the aggregate have a Material Adverse Effect on the Company. None of the Company's employee benefit plans contain any provisions which would prohibit the transactions contemplated by this Agreement. As of the Closing Date, except for stock and restricted stock awards described in Section 5.1(a)(ix), no payment that is owed or may become due any director, officer, employee, or agent of the Company or a Subsidiary will be non-deductible by the Company or any Subsidiary by reason of Section 280G of the Code or under Section 4999 of the Code, except for such liabilities or non-deductions as would not in the aggregate have a Material Adverse Effect on the Company. Except as previously disclosed in writing to Parent or as set forth in the Company SEC Reports, the Company has not prepaid or prefunded any material welfare plan through a trust, reserve, premium stabilization or similar account, other than pursuant to any insurance contract which does not include a "fund" as defined in Sections 419(e)(3) and (4) of the Code.

                  SECTION III.9. Absence of Certain Changes or Events. Other than as disclosed in the Company SEC Reports or previously disclosed in writing to Parent, since June 30, 1997, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course and there has not been any event, occurrence, development or state of circumstances or facts that has had a Material Adverse Effect on the Company. Since June 30, 1997, no dividends or distributions have been declared or paid on or made with respect to the shares of capital stock or other equity interests of the Company or its Subsidiaries nor have any such shares been repurchased or redeemed, other than dividends or distributions paid to the Company or a Subsidiary.

                  SECTION III.10. Investigations; Litigation. Except as described in any of the Company SEC Reports or previously disclosed in writing to Parent:

                  (a) no investigation or review by any governmental body or authority with respect to the Company or any of its Subsidiaries which would in the aggregate have a Material Adverse Effect on the Company is pending nor has any governmental body or authority notified the Company of an intention to conduct the same; and

                  (b) there are no actions, suits or proceedings pending (or, to the Company's knowledge, threatened) against or affecting the Company or its Subsidiaries, or any of their respective properties at law or in equity, or before any federal, state, local or foreign governmental body or authority, which, in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company.

                  SECTION III.11. Proxy Statement; Registration Statement; Other Information. None of the information with respect to the Company or its Subsidiaries to be included in the Proxy Statement (as defined in Section 5.2) or the Registration Statement (as defined in Section 5.2) will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting (as defined in Section 5.3), or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by Parent or any affiliate of Parent specifically for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

                  SECTION III.12. Lack of Ownership of Parent Common Stock. Neither the Company nor any of its Subsidiaries owns any shares of Parent Common Stock or other securities convertible into shares of Parent Common Stock (exclusive of any shares owned by the Company's employee benefit plans).

                  SECTION III.13. Tax Matters. (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is a member (a "Company Group") have been timely filed, and all returns filed are complete and accurate except to the extent any failure to file or any inaccuracies in filed returns would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group have been paid, or adequately reserved for, except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group nor has the Company or any
Subsidiary filed any waiver of the statute of limitations applicable to the assessment or collection of any Tax, in each case, which would, individually or in the aggregate, have a Material Adverse Effect on the Company. All assessments for Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group with respect to completed and settled examinations or concluded litigation have been paid. Neither the Company nor any Subsidiary is a party to any tax indemnity agreement, tax sharing agreement or other agreement under which the Company or any Subsidiary could become liable to another person as a result of the imposition of a Tax upon any person, or the assessment or collection of such a Tax, except for such agreements as would not in the aggregate have a Material Adverse Effect. As soon as practicable after the public announcement of the Agreement, the Company will provide Parent with written schedules of (i) the taxable years of the Company for which the statutes of limitations with respect to federal income Taxes have not expired, and (ii) with respect to federal income Taxes, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated. The Company and each of its Subsidiaries has complied in all material respects with all rules and regulations relating to the withholding of Taxes, except to the extent any such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

                  (b) Neither the Company nor any of its Subsidiaries knows of any fact or has taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                  SECTION III.14. Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of BT Alex Brown & Sons, Inc. and Bear Stearns & Co., Inc., dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair to the Company's stockholders from a financial point of view. A copy of the written opinion of BT Alex Brown & Sons, Inc. and Bear Stearns & Co., Inc. will be delivered to Parent as soon as practicable after the date of this Agreement.

                  SECTION III.15. Required Vote of the Company Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock is required to approve the Merger. No other vote of the stockholders of the Company is required by law, the charter or By-Laws of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

                  SECTION III.16. Insurance. The Company and its Subsidiaries have insurance policies, including without limitation policies of life, fire, health and other casualty and liability insurance, that are customary and appropriate for the industry in which it operates and such policies are in full force and effect, except for the failure to have or maintain in full force and effect such policies as would not in the aggregate have a Material Adverse Effect on the Company.

                  SECTION III.17. Real Property; Title. The Company has previously provided to Parent a true and complete list of all real property owned by the Company or its Subsidiaries which is material to the business of the Company and its Subsidiaries taken as a whole. The Company has good and marketable title to all such properties except where the failure to have such title would not in the aggregate have a Material Adverse Effect.

                  SECTION III.18. Collective Bargaining Agreements and Labor. The Company has previously provided to Parent all labor or collective bargaining agreements which pertain to a material number of the employees of the Company and its Subsidiaries. There are no pending complaints, charges or claims against the Company or its Subsidiaries filed with any public or governmental authority, arbitrator or court based upon the employment or termination by the Company of any individual, except for such complaints, charges or claims which if adversely determined would not in the aggregate have a Material Adverse Effect on the Company.

                  SECTION III.19. Material Contracts. Except as set forth in the Company SEC Reports, neither the Company nor any of its Subsidiaries is a party to or bound by any "material contract" (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section 3.19 being referred to herein as "Company Material Contracts"). Each Company Material Contract is valid and binding on the Company and is in full force and effect, and the Company and each of its Subsidiaries have in all material respects performed all obligations required to be performed by them to date under each Company Material Contract, except where such noncompliance, in the aggregate, would not have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries know of, or has received notice of, any violation or default under any Company Material Contract except for such violations or defaults as would not in the aggregate have a Material Adverse Effect on the Company.

                  SECTION III.20. Takeover Statute. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby and, assuming the accuracy of Parent's representation and warranty contained in
Section 4.12, such approval constitutes approval of the Merger and the other transactions contemplated hereby by the Board of Directors of the Company under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement and the transactions contemplated hereby. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other transactions contemplated hereby.


                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

               Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

                  SECTION IV.1. Organization, Qualification, Etc. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not in the aggregate have a Material Adverse Effect on Parent or Merger Sub. The copies of Parent's Articles of Incorporation, as amended, and Amended and Restated By-laws and Merger Sub's charter and by-laws which have been delivered to the Company are complete and correct and in full force and effect on the date hereof. Each of Parent's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not in the aggregate have a Material Adverse Effect on Parent or Merger Sub. All the outstanding shares of capital stock of, or other ownership interests in, Parent's Subsidiaries and Merger Sub are validly issued, fully paid and non-assessable and are owned by Parent, directly or indirectly, free and clear of all liens, claims, charges or encumbrances, except for restrictions contained in credit agreements and similar instruments to which Parent is a party. There are no existing options (except for those set forth in Section 4.2 below), rights of first refusal, preemptive rights, calls or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiary of Parent or Merger Sub.

                  SECTION IV.2. Capital Stock. The authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock, and 2,000,000 shares of preferred stock, par value $1.00 per share ("Parent Preferred Stock"). The shares of Parent Common Stock to be issued in the Merger or upon the exercise of the Company stock options, warrants, conversion rights or other rights or upon vesting or payment of other Company equity-based awards thereafter will, when issued, be validly issued fully paid and non-assessable. As of October 22, 1997, 98,056,977 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding. All the outstanding shares of Parent Common Stock have been validly issued and are fully paid and non-assessable. As of October 22, 1997, there were no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating Parent to issue any shares of its capital stock other than options and other rights to receive or acquire an aggregate of 4,263,017 shares of Parent Common Stock pursuant to:

                  (a)     the 1984 Incentive Stock Option Plan of Parent;

                  (b)     the 1994 Incentive Stock Option Plan of Parent;

                  (c)     the 1994 Non-Qualified Stock Option Plan;

                  (d)     the Parent Director's Non-Qualified Stock Option Plan;

                  (e) the Stockholders Agreement, dated April 9, 1997, by and among Parent, Eller Media Corporation, and EM Holdings, L.L.C.; and

                  (f) various other option agreements with officers or employees of the Parent or the Parent's Subsidiaries, option assumption agreements, and incentive compensation grants.

                  SECTION IV.3.  Corporate Authority Relative to this Agreement;
No Violation. Each of Parent and Merger Sub has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and no other corporate or stockholder proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, the issuance of the Parent Common Stock and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement has been duly and validly executed and delivered by the other parties hereto, this Agreement constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of them in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Neither Parent nor Merger Sub is subject to or obligated under any charter, by-law or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated by its executing or carrying out this Agreement, except for any breaches or violations which would not, in the aggregate, have a Material Adverse Effect on Parent. Other than in connection with or in compliance with the provisions of the DGCL, the Securities Act, the Exchange Act, the HSR Act, Section 4043 of ERISA, any non-United States competition, antitrust and investments laws and the securities or blue sky laws of the various states, and, other than the filing of the Certificate of Merger with the Delaware Secretary of State and any necessary state filings to maintain the good standing or qualification of the Surviving Corporation (collectively, the "Parent Required Approvals"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary for the consummation by Parent of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not, in the aggregate, have a Material Adverse Effect on Parent; provided that Parent makes no representation with respect to such of the foregoing as are required by reason of the regulatory status of the Company or any of its Subsidiaries or facts specifically pertaining to any of them.

                  SECTION IV.4. Reports and Financial Statements. Parent has previously furnished to the Company true and complete copies of:

                  (a) Parent's Annual Reports on Form 10-K filed with the SEC for each of the years ended December 31, 1994 through 1996;

                  (b) Parent's Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31, 1997 and June 30, 1997;

                  (c) each definitive proxy statement filed by Parent with the SEC since December 31, 1994;

                  (d) each final prospectus filed by Parent with the SEC since December 31, 1994, except any final prospectus on Form S-8; and

                  (e) all Current Reports on Form 8-K filed by Parent with the SEC since December 31, 1996.

                  As of their respective dates,  such reports,  proxy statements and prospectuses (collectively, "Parent SEC Reports") (i) complied as to form in all material respect with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
provided, that the foregoing clause (ii) shall not apply to the financial statements included in the Parent SEC Reports (which are covered by the following sentence). The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Parent SEC Reports (including any related notes and schedules) fairly present the financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and except that the unaudited financial statements therein do not contain all of the footnote disclosures required by GAAP). Since September 30, 1996, Parent has timely filed all material reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.

                  SECTION IV.5. No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, of a type required by GAAP to be reflected on a consolidated balance sheet except (a) liabilities or obligations reflected in any of the Parent SEC Reports and (b) liabilities or obligations which would not in the aggregate have a Material Adverse Effect on Parent.

                  SECTION IV.6. No Violation of Law. The businesses of Parent and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental body or authority (provided that no representation or warranty is made in this Section 4.6 with respect to Environmental Laws) except (a) as described in any of the Parent SEC Reports and
(b) for violations or possible violations which would not in the aggregate have a Material Adverse Effect on Parent.

                  SECTION IV.7. Environmental Laws and Regulations. Except as described in any of the Parent SEC Reports, (a) Parent and each of its Subsidiaries is in material compliance with all applicable Environmental Laws, except for non-compliance which would not in the aggregate have a Material Adverse Effect on Parent, which compliance includes, but is not limited to, the possession by Parent and its Subsidiaries of material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (b) neither Parent nor any of its Subsidiaries has received written notice of, or, to the knowledge of Parent, is the subject of, any Environmental Claims which would in the aggregate have a Material Adverse Effect on Parent; and (c) to the knowledge of Parent, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

                  SECTION IV.8. No Undisclosed Employee Benefit Plan Liabilities or Severance Arrangements. Except as described in any of the Parent SEC Reports, all "employee benefit plans," as defined in Section 3(3) of ERISA, maintained or contributed to by Parent or its Subsidiaries are in compliance with all applicable provisions of ERISA and the Code, and Parent and its Subsidiaries do not have any liabilities or obligations with respect to any such employee benefit plans, whether or not accrued, contingent or otherwise, except (a) as described in any of the Parent SEC Reports and (b) for instances of non-compliance or liabilities or obligations that would not in the aggregate have a Material Adverse Effect on Parent. No employee of Parent will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any employee incentive or benefit plan, program or arrangement as a result of the transactions contemplated by this Agreement.

                  SECTION IV.9. Absence of Certain Changes or Events. Other than as disclosed in the Parent SEC Reports, since June 30, 1997 the businesses of Parent and its Subsidiaries have been conducted in all material respects in the ordinary course and there has not been any event, occurrence, development or state of circumstances or facts that has had a Material Adverse Effect on Parent.

                  SECTION IV.10. Investigations; Litigation. Except as described in any of the Parent SEC Reports or previously disclosed in writing to the Company:

                  (a) no investigation or review by any governmental body or authority with respect to Parent or any of its Subsidiaries which would in the aggregate have a Material Adverse Effect on Parent is pending nor has any governmental body or authority notified Parent of an intention to conduct the same; and

                  (b) there are no actions, suits or proceedings pending (or, to Parent's knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity, or before any federal, state, local or foreign governmental body or authority which in the aggregate is reasonably likely to have a Material Adverse Effect on Parent.

                  SECTION IV.11. Proxy Statement; Registration Statement; Other Information. None of the information with respect to Parent or its Subsidiaries to be included in the Proxy Statement (as defined in section 5.2) or the Registration Statement (as defined in section 5.2) will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting, or, in the case of the Registration Statement, at the time it becomes effective or at the time of any post-effective amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent with respect to information supplied in writing by the Company or any affiliate of the Company specifically for inclusion in the Proxy Statement. The Registration Statement will each comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

                  SECTION IV.12. Lack of Ownership of the Company Common Stock. Neither Parent nor any of its Subsidiaries owns any shares of the Company Common Stock or other securities convertible into shares of the Company Common Stock (exclusive of any shares owned by Parent's employee benefit plans).

                  SECTION IV.13. Tax Matters. (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of Parent, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which Parent or any of its Subsidiaries is a member (a "Parent Group") have been timely filed, and all returns filed are complete and accurate except to the extent any failure to file or any inaccuracies in filed returns would not, individually or in the aggregate, have a Material Adverse Effect on Parent. All Taxes due and owing by Parent, any Subsidiary of Parent or any Parent Group have been paid, or adequately reserved for, except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Material Adverse Effect on Parent. There is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by Parent, any Subsidiary of Parent or any Parent Group which would, individually or in the aggregate, have a Material Adverse Effect on Parent. All assessments for Taxes due and owing by Parent, any Subsidiary of Parent or any Parent Group with respect to completed and settled examinations or concluded litigation have been paid. As soon as practicable after the public announcement of the Merger Agreement, Parent will provide the Company with written schedules of (i) the taxable years of Parent for which the statutes of limitations with respect to federal income Taxes have not expired, and (ii) with respect to federal income Taxes, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated. Parent and each of its Subsidiaries has complied in all material respects with all rules and regulations relating to the withholding of Taxes, except to the extent any such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

                  (b) Neither Parent nor any of its Subsidiaries knows of any fact or has taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.


                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

                  SECTION V.1. Conduct of Business by the Company or Parent. Prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the "Termination Date"), and except as may be agreed to by the other parties hereto or as may be permitted pursuant to this Agreement:

                  (a)      The Company:

                  (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their ordinary and usual course of business;

                  (ii) shall use its reasonable best efforts, and cause each of its Subsidiaries to use its reasonable best efforts, to (A) preserve intact its business organizations and goodwill in all material respects, (B) keep available the services of its officers and employees as a group, subject to changes in the ordinary course, and (C) maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them;

                  (iii) shall notify Parent of any emergency or other change in the normal course of its or its Subsidiaries' respective businesses or in the operation of its or its Subsidiaries' respective properties and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any governmental body or authority if such emergency, change, complaint, investigation or hearing would have a Material Adverse Effect on the Company;

                  (iv) shall not authorize or pay any dividends on or make any distribution with respect to its outstanding shares of stock;

                  (v) except as previously disclosed in writing to Parent or as otherwise provided in this Agreement, shall not, and shall not permit any of its Subsidiaries to, enter into or amend any employment, severance or similar agreements or arrangements with any of their respective directors or executive officers;

                  (vi) except as previously disclosed in writing to Parent, shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination any acquisition of a material amount of assets or securities, any disposition of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business, except for (A) acquisitions previously disclosed in writing to Parent and Merger Sub and (B) asset acquisitions for cash within the scope of or related to the Company's existing business in which the aggregate consideration is less than $5 million in any single acquisition or series of related transactions and less than $25 million in the aggregate for all such acquisitions, in each case which would not materially delay or impair the ability of the Company to perform its obligations under this Agreement;

                  (vii) shall not propose or adopt any amendments to its corporate charter or by-laws;

                  (viii) shall not, and shall not permit any of its Subsidiaries to, (A) issue any shares of their capital stock, except upon exercise of rights or options issued pursuant to existing employee incentive or benefit plans, programs or arrangements and non-employee director plans (including, without limitation, shares issued in connection with stock grants or awards or the exercise of rights or options granted in the ordinary course of business consistent with past practice pursuant to such plans, programs or arrangements) or (B) effect any stock split not previously announced or (C) otherwise change its capitalization as it existed on September 30, 1997, except as contemplated herein;

                  (ix) shall not, and shall not permit any of its Subsidiaries to, grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock, except for grants of options, stock awards or restricted stock under the 1997 Incentive Plan with respect to not more than 180,000 shares;

                  (x) shall not, and shall not permit any of its Subsidiaries to, except in the ordinary course of business in connection with employee incentive and benefit plans, programs or arrangements in existence on the date hereof, purchase or redeem any shares of its stock or pay any cash bonuses in excess of 133% of the Company's reserves for bonuses as of September 30, 1997; provided, however, the Company may adopt a bonus plan to incentive employees to remain with the Company through and until the Closing Date in an amount to be mutually agreed to by Parent and the Company;

                  (xi) shall not, and shall not permit any of its Subsidiaries to, except as contemplated by this Section 5.1 or Section 5.4, amend in any significant respect the terms of their respective employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements;

                  (xii) shall not, and shall not permit any of its Subsidiaries to, enter into any loan agreement;

                  (xiii) except in connection with (A) acquisitions previously disclosed in writing to Parent or as contemplated pursuant to clause (vi) above and (B) interest payments on any of the Company's outstanding public debt, shall not, and shall not permit any of its Subsidiaries to, incur any additional indebtedness for borrowed money, other than incurrences in an amount in the aggregate not to exceed at any one time outstanding $1,000,000;

                  (xiv) shall not, and shall not permit any of its Subsidiaries to, incur any capital expenditures in excess of $15,000,000;

                  (xv) shall not, and shall not permit any of its Subsidiaries to, except with respect to sign location related contracts or leases, sales or advertising contracts or other agreements contemplated by or permitted pursuant to this Agreement, enter into any material agreement;

                  (xvi) shall not, and shall not permit any of its Subsidiaries, to enter into an agreement with any Affiliate of the Company, any family member of any Affiliate of the Company or any stockholder who owns more than 10% of the outstanding capital stock of the Company;

                  (xvii) shall not, and shall not permit any of its Subsidiaries to make any material Tax election or settle or compromise any material Tax liability, other than in connection with currently pending proceedings or other than in the ordinary course of business; and

                  (xviii) shall not, and shall not permit any of its Subsidiaries to agree, in writing or otherwise, to take any of the foregoing actions or take any action which would make any representation or warranty in
Article III hereof untrue or incorrect.

                  (b)      The Parent:

                  (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their ordinary and usual course of business; provided, however, that nothing contained in this proviso shall limit Parent's ability to authorize or propose, or enter into, an agreement with respect to any acquisitions or to issue any debt or equity securities;

                  (ii) shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement;

                  (iii) shall and shall cause Merger Sub to vote all shares of Company Common Stock, if any, beneficially owned by Merger Sub or its affiliates in favor of adoption and approval of the Merger and this Agreement at the Company Meeting (as defined in Section 5.3); and

                  (iv) shall not, and shall not permit any of its Subsidiaries to agree, in writing or otherwise, to take any of the foregoing actions or take any action which would make any representation or warranty in Article IV hereof untrue or incorrect.

                  SECTION V.2. Proxy Material; Registration Statement. (a) The Company will (i) as promptly as practicable following the date of this Agreement, prepare and file with the SEC, will use its reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable, a proxy statement that will be the same proxy statement/prospectus contained in the Registration Statement (as hereinafter defined) and a form of proxy, in connection with the vote of the Company's stockholders with respect to the Merger (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders, is herein called the "Proxy Statement"), (ii) use its reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (iii) otherwise comply in all material respects with all legal requirements applicable to such meeting. The Company may, if it withdraws, modifies or changes its recommendation in accordance with Section 5.3 below, delay the filing or mailing, as the case may be, of the Proxy Statement or delay the holding of the Company Meeting (as defined below in Section 5.3). In addition, the Company will upon reasonable advance notice provide Parent with all financial and other data regarding the Company as may be reasonably requested by Parent in connection with the Registration Statement.

                  (b) Parent will as promptly as practicable  following the date of this Agreement, prepare and file with the SEC a registration statement of the Parent on Form S-4 (such registration statement together with all and any amendments and supplements thereto, being herein referred to as the "Registration Statement"), which shall include the Proxy Statement. Such Registration Statement shall be used for the purposes of registering with the SEC and with applicable state securities authorities the issuance of Parent Common Stock to holders of Company Common Stock in connection with the Merger.

                  (c) The Parent shall furnish such information concerning the Parent as is necessary in order to cause the Proxy Statement, insofar as it is related to the Parent, to be prepared in accordance with Section 5.2(a). The Parent agrees promptly to advise the Company if at any time prior to the Company Meeting any information provided by the Parent in the Proxy Statement becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy or omission.

                  (d) The Parent shall use its best efforts to cause the Registration Statement to become effective under the Securities Act and applicable state securities laws at the earliest practicable date and to remain effective until the Effective Time.

                  SECTION V.3. Stockholders' Meeting. The Company shall, in accordance with applicable law and the Articles of Incorporation and the By-Laws of the Company, and subject to the fiduciary duties of the Board of Directors of the Company, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Company Meeting") as promptly as practicable after the date hereof for the purpose of voting upon the adoption of this Agreement and considering and taking any other action upon this Agreement and the Merger and such other matters as may be required at the Company Meeting and the Company shall use its reasonable efforts to hold the Company Meeting as soon as practicable after the date on which the Registration Statement becomes effective. The Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders; provided, that, the Board of Directors of the Company may withdraw, modify or change such recommendation if it has determined in good faith, after consultation with outside legal counsel, that the failure to withdraw, modify or change such recommendation would be reasonably likely to be inconsistent with the fiduciary duties of the Board of Directors of the Company to the stockholders under applicable law.

                  SECTION V.4. Approvals and Consents; Cooperation. (a) The Company and Parent shall together, or pursuant to an allocation of responsibility to be agreed upon between them:

                  (i) as soon as is reasonably practicable take all such action as may be required under state blue sky or securities laws in connection with the transactions contemplated by this Agreement;

                  (ii) promptly prepare and file with the NYSE and such other stock exchanges as shall be agreed upon listing applications covering the shares of Parent Common Stock issuable in the Merger or upon exercise of the Company stock options, warrants, conversion rights or other rights or vesting or payment of other Company equity-based awards and use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject only to official notice of issuance;

                  (iii)  cooperate  with  one  another  in  order  to  lift  any
injunctions  or  remove  any  other   impediment  to  the  consummation  of  the
transactions contemplated herein; and

                  (iv) cooperate with one another in obtaining opinions of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, and Akin, Gump, Strauss, Hauer, & Feld, L.L.P., counsel to Parent, dated as of the Closing Date and the Effective Time, to the effect that the Merger qualifies as a reorganization under the provisions of Section 368(a) of the Code. In connection therewith, each of the Company and Parent shall deliver to Skadden, Arps, Slate, Meagher & Flom LLP and Akin, Gump, Strauss, Hauer, & Feld, L.L.P. representation letters substantially in the form attached hereto as Exhibits A and B, respectively.

                  (b) Subject to the limitations contained in Section 5.2, the Company and Parent shall each furnish to one another and to one another's counsel all such information as may be required in order to effect the foregoing actions and each represents and warrants to the other that no information furnished by it in connection with such actions or otherwise in connection with the consummation of the transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make any information so furnished, in light of the circumstances under which it is so furnished, not misleading.

                  SECTION V.5. Access to Information; Confidentiality. As permitted by law, the Company shall afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all the properties, books, contracts, commitments and records of the Company and its subsidiaries, and during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it or its subsidiaries during such period pursuant to the requirements of applicable federal or state securities laws and
(b) all other information concerning its business, properties and personnel as Parent may reasonably request. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any or its Subsidiaries shall be required to disclose any information to Parent or its authorized representatives if doing so could violate any federal, state, local or foreign law, rule or regulation to which the Company or any of its Subsidiaries is subject. The Parent will keep such information provided to it by the Company confidential in accordance with the terms of the Confidentiality Agreement, dated October 6, 1997, between the Parent and the Company (the "Confidentiality Agreement").

                  SECTION V.6. Affiliates. The Company shall, prior to the Effective Time, deliver to Parent a list (reasonably satisfactory to counsel for Parent), setting forth the names and addresses of all persons who are, at the time of the Company Meeting, in the Company's reasonable judgment, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing such list.

                  SECTION V.7. Warrants; Stock Options. (a) Simultaneously with the Merger, each outstanding right to acquire shares of the Company Common Stock pursuant to the 1996 Warrant Plan ("Management Warrants") and each Employee Option shall automatically be cancelled and Parent shall deliver to the holder of such Management Warrants or Employee Option, as the case may be, in exchange for the cancellation thereof, the number of validly issued, fully paid and non-assessable shares of Parent Common Stock determined by multiplying (X) the difference between (i) the total number of shares of Company Common Stock subject to such Management Warrant or Employment Option, as the case may be, and
(ii) the number obtained by dividing (A) the aggregate exercise price of such Management Warrant or Employee Option, as the case may be, by, (B) $41.50 by (Y) 0.67.

                  (b) The Company and Parent agree that each of their respective employee incentive or benefit plans, programs and arrangements and non-employee director plans shall be amended, to the extent necessary and appropriate, to reflect the transactions contemplated by this Agreement, including, but not limited to the conversion of shares of any awards of Company Common Stock or restricted stock under the 1997 Incentive Plan (but excluding any stock options granted under such plan) held or to be awarded or paid pursuant to such benefit plans, programs or arrangements into shares of Parent Common Stock on a basis consistent with the transactions contemplated by this Agreement. The actions to be taken by the Company and Parent pursuant to this Section 5.7 shall include the submission by the Company or Parent of the amendments to the plans, programs or arrangements referred to herein to their respective stockholders at the Company Meeting or, as soon as practicable, at a meeting of Parent stockholders, respectively, if such submission is determined to be necessary or advisable by counsel to the Company or Parent after consultation with one another; provided, however, that such approval shall not be a condition to the consummation of the Merger.

                  (c) Each option granted under the 1997 Incentive Plan to an employee or director of the Company to acquire shares of Company Common Stock ("Company Option") that is outstanding immediately prior to the Merger, whether or not then vested or exercisable, shall, simultaneously with the Merger, be cancelled in exchange for a single lump cash payment equal to the product of (1) the number of shares of Company Common Stock subject to such Company Option and
(2) the excess, if any, of $41.50 over the exercise price per share of such Company Option.

                  SECTION V.8. 1994 Warrants. Simultaneously with the Merger, each outstanding right to acquire shares of the Company Common Stock pursuant to the 1994 Warrant Agreement ("1994 Warrants") shall automatically be cancelled and Parent shall deliver to the holder of such 1994 Warrants, in exchange for the cancellation thereof, (A) the number of validly issued, fully paid and non-assessable shares of Parent Common Stock determined by multiplying (X) the difference between (i) the total number of shares of Company Common Stock subject to such 1994 Warrant and (ii) the number obtained by dividing (A) the aggregate exercise price of such 1994 Warrant by (B) $41.50 by (Y) 0.67.

                  SECTION V.9. Filings; Other Action. (a) Subject to the terms and conditions herein provided, the Company and Parent shall (i) promptly make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) use reasonable efforts to cooperate with one another in
(A) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third party, the United States government or any agencies, departments or instrumentalities thereof or other governmental or regulatory bodies or authorities of federal, state, local and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and (iii) use reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including, without limitation, taking all such further action as reasonably may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under relevant antitrust or competition laws with respect to the transactions contemplated hereby.

                  (b) Without limiting the generality of the undertakings pursuant to this Section 5.9, Parent and the Company agree to take or cause to be taken the following actions: (i) provide promptly to Governmental Entities with regulatory jurisdiction over enforcement of any applicable antitrust laws ("Government Antitrust Entity") information and documents requested by any Government Antitrust Entity or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement; (ii) without in any way limiting the provisions of Section 5.9(b)(i) above, file any Notification and Report Form and related material required under the HSR Act as soon as practicable after the date hereof, and thereafter use its reasonable efforts to certify as soon as practicable its substantial compliance with any requests for additional information or documentary material that may be made under the HSR Act; (iii) the proffer by Parent of its willingness to (A) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, such assets, categories of assets or businesses of the Company or Parent or either's respective Subsidiaries, (B) terminate such existing relationships and contractual rights and obligations and (C) amend or terminate such existing licenses or other intellectual property agreements and to enter into such new licenses or other intellectual property agreements (and, in each case, to enter into agreements with the relevant Government Antitrust Entity giving effect thereto) in each case with respect to the foregoing clauses (A), (B) or (C), if such action is necessary or reasonably advisable for the purpose of avoiding or preventing any action by any Government Antitrust Entity which would restrain, enjoin or otherwise prevent or materially delay consummation of the transactions contemplated by this Agreement prior to the deadline specified in Section 7.1(b) hereof; and (iv) Parent shall take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the transactions contemplated hereby, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (iii) of this subsection (b)) necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the deadline specified in
Section 7.1(b). Each of the Company and Parent will provide to the other copies of all correspondence between it (or its advisors) and any Government Antitrust Entity relating to this Agreement or any of the matters described in this
Section 5.9(b). The Company and Parent agree to use its reasonable best efforts to ensure that all telephonic calls and meetings with a Government Antitrust Entity regarding the transactions contemplated hereby or any of the matters described in this Section 5.9(b) shall include representatives of each of the Company and Parent. Notwithstanding any of the foregoing, no failure to obtain termination of the waiting period under the HSR Act shall be deemed to be a breach hereunder by the Company.

                  SECTION V.10. Further Assurances. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of the Company and Parent shall take all such necessary action.

                  SECTION V.11. No Solicitation. From the date hereof until the termination of this Agreement, the Company and its Subsidiaries shall not
(whether directly or indirectly through advisors, agents or other intermediaries), and the Company shall use its reasonable efforts to ensure that the respective officers, directors, employees, advisors, representatives or other agents of the Company or its Subsidiaries will not, directly or indirectly, (a) solicit, initiate, encourage or take any other action to knowingly facilitate, any Acquisition Proposal or (b) engage or participate in negotiations or substantive discussions with, or disclose any non-public information relating to the Company or its Subsidiaries or afford access to the properties, books or records of the Company or its Subsidiaries to, any Person that has made, or has indicated its interest in making or considering or intending to make, an Acquisition Proposal; provided, that, to the extent the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to engage or participate in such negotiations or discussions or provide such information or afford such access would be reasonably likely to be inconsistent with the fiduciary duties of the Board of Directors of the Company under applicable law, the Company may furnish information and afford access to any such Person with respect to the Company and its Subsidiaries and participate in negotiations and enter into agreements with any such Person regarding such Acquisition Proposal; provided, if the Board of Directors of the Company receives an Acquisition Proposal, then, subject to the fiduciary duties of the Board of Directors of the Company, the Company shall promptly inform Parent of the terms and conditions of such proposal and the identity of the Person making it. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any other Person that have been conducted heretofore with respect to a potential Acquisition Proposal. Furthermore, nothing contained in this Section 5.11 shall prohibit the Company or the Board of Directors of the Company from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company's stockholders as may be required by applicable law.

                  SECTION V.12. Director and Officer Liability. (a) Parent, Merger Sub and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any Indemnitee (as defined below) as provided in the Company Certificate of Incorporation, Company By-laws or any Indemnity Agreement (as defined below) shall survive the Merger and continue in full force and effect. To the extent permitted by (i) the DGCL, (ii) the Company's Certificate of Incorporation and the Company's By-laws or (iii) any agreement providing for indemnification by the Company or any Subsidiary of the Company of any Indemnitee previously disclosed in writing to Parent in effect on the date of this Agreement (including any indemnity provisions contained in any agreement providing for the registration of securities) (each, an "Indemnity Agreement"), advancement of Expenses (as defined below) pursuant to this Section
5.12 shall be mandatory rather than permissive and the Surviving Corporation and the Parent shall advance Costs (as defined below) in connection with such indemnification. Parent shall, and shall cause the Surviving Corporation to, expressly assume and honor in accordance with their terms all Indemnity Agreements.

                  (b) In  addition  to the  other  rights  provided  for in this
Section 5.12 and not in limitation thereof, for six years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, to the fullest extent permitted by applicable law, (i) indemnify and hold harmless the individuals who on or prior to the Effective Time were officers, directors or employees of the Company or any of its Subsidiaries, and the heirs, executors, trustees, fiduciaries and administrators of such officers, directors or employees (collectively, the "Indemnitees") against all losses, Expenses (as hereinafter defined), claims, damages, liabilities, judgments, or amounts paid in settlement (collectively, "Costs") in respect to any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative based on, or arising out of or relating to the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries and arising out of acts or omissions occurring on or prior to the Effective Time (including, without limitation, in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) (an "Indemnifiable Claim") and (ii) advance to such Indemnitees all Expenses incurred in connection with any Indemnifiable Claim promptly after receipt of reasonably detailed statements therefor; provided, that, except as otherwise provided pursuant to any Indemnity Agreement, the person to whom Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification from Parent or the Surviving Corporation. In the event any Indemnifiable Claim is asserted or made within such six year period, all rights to indemnification and advancement of Expenses in respect of any such Indemnifiable Claim shall continue until such Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such Indemnifiable Claim are fully satisfied; provided, however, that Parent shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). Except as otherwise may be provided pursuant to any Indemnity Agreement, the Indemnitees as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnitee, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnitees. For the purposes of this Section 5.12, "Expenses" shall include reasonable attorneys' fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any Indemnifiable Claim.

                  (c) Notwithstanding any other provisions hereof, the obligations of the Company, the Surviving Corporation and Parent contained in this Section 5.12 shall be binding upon the successors and assigns of Parent and the Surviving Corporation. In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that successors and assigns of the Company or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 5.12.

                  (d) The obligations of the Company, the Surviving Corporation, and Parent under this Section 5.12 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.12 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 5.12 applies shall be third party beneficiaries of this Section 5.12).

                  (e) Parent shall, and shall cause the Surviving Corporation to, advance all Expenses to any Indemnitee incurred by enforcing the indemnity or other obligations provided for in this Section 5.12.

                  SECTION V.13. Accountants' "Comfort" Letters. The Company and Parent will each use reasonable best efforts to cause to be delivered to each other letters from their respective independent accountants, dated a date within two business days before the effective date of the Registration Statement, in form reasonably satisfactory to the recipient and customary in scope for comfort letters delivered by independent accountants in connection with registration statements on Form S-4 under the Securities Act.

                  SECTION V.14. Additional Reports. The Company and Parent shall each furnish to the other copies of any reports of the type referred to in Sections 3.4 and 4.4 which it files with the SEC on or after the date hereof, and the Company and Parent, as the case may be, represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading; provided, that the foregoing shall not apply to the financial statements contained therein (which are covered by the following sentence). Any consolidated financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of the Company and its consolidated Subsidiaries or Parent and its consolidated Subsidiaries, as the case may be, as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and except that such financial statements will not include all of the notes required by GAAP).

                  SECTION V.15. Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code. Following the Effective Time, neither the Surviving Corporation, Parent nor any of their affiliates shall knowingly take any action or knowingly cause any action to be taken which would cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

                  SECTION V.16. Employment Agreements. At or prior to the Effective Time, the Parent shall enter into an employment agreement individually with Daniel Simon substantially in the form attached hereto as Exhibit C, the terms of which are incorporated herein by reference and made a part hereof.

                  SECTION V.17. Parent Board of Directors. Parent shall take all necessary action to cause Daniel Simon to be appointed to the Board of Directors of Parent as of the Effective Time and to serve until the next annual election of directors of Parent. In connection with such election, Parent shall take all necessary action to include Daniel Simon as a nominee for the Board of Directors of Parent recommended by such Board of Directors of Parent for election by Parent's stockholders to such Board of Directors.

                  SECTION V.18. Conveyance Taxes; Fees. Each of the Parent and the Company, respectively, shall timely pay any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes or fees not including any income tax, gross receipt tax or any similar tax measured with respect to gross or net income (collectively, the "Conveyance Taxes") imposed on it at or prior to the Effective Time in connection with the transactions contemplated hereunder that are required to be paid in connection therewith. Parent and the Company shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications, or other documents regarding any such Conveyance Taxes.

                  SECTION V.19. Public Announcements. Unless otherwise required by applicable law or the requirements of any listing agreement with any applicable stock exchange, Parent and the Company shall each use their reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

                  SECTION V.20. Employee Matters. (a) For a period of no more than one year immediately following the Effective Time, Parent agrees to cause the Surviving Corporation and its Subsidiaries to provide to all active employees of the Company as of the Effective Time who continue to be employed by the Company coverage under group medical, dental, 401(k) savings, disability insurance, life insurance, accidental death and disability, and vacation plans or arrangements which are, in the aggregate, substantially similar to the plans providing such benefits to the employees of Company immediately prior to the Effective Time; provided, however, that Parent may at its option at any time during such year provide to such employees the aforementioned benefits in a form which are substantially similar to the benefits provided to employees of the Parent at such time.

                  (b) Parent shall,  and shall cause its  Subsidiaries to, honor
in  accordance  with  their  terms  all  agreements,  contracts,   arrangements,
commitments and understanding described in the Company SEC Reports.


                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

         SECTION VI.1. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

                  (b) Company Stockholder Approval. This Agreement shall have been approved by the requisite affirmative vote of the stockholders of the Company in accordance with the Company's Articles of Incorporation, as amended, and the DGCL.

                  (c) No Injunction or Restraint. No statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits the consummation of the transactions contemplated hereby. No action or proceeding (other than any action or proceeding pursuant to or in connection with the Antitrust Laws) by any Governmental Entity shall have been commenced (and be pending), or, to the knowledge of the parties hereto, threatened, against the Company or Parent or any of their respective affiliates, partners, associates, officers or directors, or any officers or directors of such partners, seeking to prevent or delay the transactions contemplated hereby or challenging any of the terms of provisions of this Agreement or seeking material damages in connection therewith.

                  (d) Consents. All consents and approvals (other than any consent or approval required pursuant to or in connection with the Antitrust Laws) of Governmental Entities or any Person necessary for consummation of the transactions contemplated hereby shall have been obtained, other than those which, if not obtained, would not in the aggregate have a Material Adverse Effect.

                  (e) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                  (f) Stock Exchange Listing. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of listing.

                  (g) Tax Opinion. Each of the Company and Parent shall have received an opinion of its tax counsel, Skadden, Arps, Slate, Meagher & Flom LLP and Akin, Gump, Strauss, Hauer & Feld, L.L.P., respectively, in form and substance reasonably satisfactory to it, and dated on or about the Closing Date, to the effect that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of
         Section 368(a) of the Code and that none of the Company, Parent and Merger Sub shall recognize gain or loss for federal income tax purposes as a result of the Merger and stockholders of the Company will not recognize gain or loss for federal income tax purposes except to the extent they receive cash in lieu of fractional shares of Parent Common Stock. In rendering such opinions, Skadden, Arps, Slate, Meagher & Flom LLP and Akin, Gump, Strauss, Hauer & Feld, L.L.P. may rely upon representations of officers of the Company and Parent substantially in the form of Exhibits A and B.

                  SECTION VI.2. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following further conditions:

                  (a) Company Representations and Warranties.  The obligation of
         Parent to effect the Merger is further  subject to the conditions  that
         (a) the representations and warranties of the Company contained herein shall be true and correct in all respects as of the Effective Time with the same effect as though made as of the Effective Time except for such exceptions and qualifications which, in the aggregate, for all such representations and warranties would not have a Material Adverse Effect on the Company and except (i) for changes specifically permitted by the terms of this Agreement and (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and
         (b) the Company shall have performed in all material respects (except with respect to the covenants contained in Sections 5.1(a)(ix) and 5.1(a)(xiii) which shall be performed in all respects) all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time and (c) the Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer, Chief Financial Officer or a Senior Vice President, certifying to both such effects. Material Adverse Effect with respect solely to the satisfaction of the closing condition set forth in this Section 6.2(a) relating to the accuracy of the representation of the Company with respect to the aggregate number (the "Disclosed Number") of fully-diluted shares of capital stock of the Company set forth in
         Section 3.2 hereof shall be an additional number of shares in excess of 10,000.

                  SECTION VI.3. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following further conditions:

                  (a) Parent and Merger Sub Representations and Warranties. The obligation of the Company to effect the Merger is further subject to the conditions that (a) the representations and warranties of Parent contained herein shall be true and correct in all respects as of the Effective Time with the same effect as though made as of the Effective Time except (i) for changes specifically permitted by the terms of this Agreement and (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, (b) Parent shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time and (c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer, Chief Financial Officer or a Senior Vice President, certifying to both such effects.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION VII.1. Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

                  (a) by the mutual written consent of the Company and Parent;

                  (b) by either the Company or Parent if the Effective Time shall not have occurred on or before August 30, 1998; provided, that the party seeking to terminate this Agreement pursuant to this clause 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before such date;

                  (c) by either the Company or Parent if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause 7.1(c)(ii) shall have used its reasonable best efforts to remove such order, decree, ruling or injunction;

                  (d) by either the Company or Parent if the approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Company Meeting or any postponement or adjournment thereof;

                  (e) by Parent if the Board of Directors of the Company shall have (i) withdrawn, modified or amended in any respect adverse to Parent its approval or recommendation of this Agreement or any of the transactions contemplated herein, (ii) failed to include in the Proxy Statement when mailed the recommendation of the Board of Directors of the Company or (iii) recommended to its stockholders any Acquisition Proposal of a Person other than Parent;

                  (f) by the Company (i) if the Board of Directors of the Company determines to accept an Acquisition Proposal that such Board has determined in good faith, after consultation with its outside legal counsel and financial advisor, to be more favorable to its stockholders than the transactions contemplated hereby, (ii) if the Board of Directors of the Company takes any action set forth in subsection (e) of this Section 7.1; or (iii) upon notice to Parent, authorized by the Board of Directors of the Company, if at any time during the period between the date hereof and the two days prior to the Effective Time, the average of the Parent Common Stock closing prices, regular way, on the NYSE for any fifteen (15) consecutive trading day period is less than or equal to $49.85 (the "Floor Price") and, in the event the Custom Index at the time of any such calculation declines from the date hereof, the amount by which the percentage decrease in the average of the Parent Common Stock from
$62.3125 exceeds the percentage decrease, if any, in the Custom Index from $36.0375 is greater than or equal to 20 percentage points; provided, however, that no right of termination shall arise under this Section 7.1(f)(iii) if (x) Parent elects within 5 business days of receipt of such notice to increase the number of shares of Parent Common Stock included in the Merger Consideration such that the per share value of the Parent Common Stock consideration (valued at the Floor Price) is at least equal to the per share consideration that would have been received if the Conversion Number had been equal to a number such that the per share value of the Company Common Stock is equal to $41.50, (y) the issuance of the additional shares of stock does not necessitate a vote of the shareholders of the Parent to approve such issuance and (z) in the opinion of Skadden, Arps, Slate, Meagher & Flom LLP and Akin, Gump, Strauss, Hauer & Feld, L.L.P., the transaction as adjusted qualifies as a tax-free "reorganization" within the meaning of Section 368 of the Code; provided, further, however, that no right of termination shall arise under Section 7.1(f)(iii) if, prior to the delivery of notice by Company to Parent provided for in this Section
7.1(f)(iii), the average of closing prices for a subsequent fifteen (15) consecutive trading day period is not less than or equal to the Floor Price or for the same period the amount by which the percentage decrease in the average prices of the Parent Common Stock exceeds the percentage decrease in the Custom Index is not greater than or equal to 20 percentage points.

                  The party desiring to terminate this Agreement pursuant to this Section 7.1 shall give written notice of such termination to the other party.

                  SECTION VII.2. Amendment or Supplement. At any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company and prior to the Effective Time, this Agreement may be amended or supplemented in writing by the Company and Parent with respect to any of the terms contained in this Agreement; provided, however, that following approval by the stockholders of the Company, there shall be no amendment or change to the provisions hereof with respect to any matter not permitted under applicable law without further approval by the stockholders of the Company unless such approval is first obtained.

                  SECTION VII.3. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in
Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of the last sentence of Section 5.5, this
Section 7.3, Section 7.4 and Article VIII, and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                  SECTION VII.4. Fees and Expenses. (a) In addition to any other amounts that may be payable or become payable pursuant to any other paragraph of this Section 7.4, if this Agreement is terminated pursuant to Section 7.1(e) hereof and Parent or Merger Sub is not then in material breach of its obligations under this Agreement, then the Company shall promptly, but in no event later than one business day after the termination of this Agreement (or from time to time after the Closing Date), reimburse Parent and Merger Sub for all documented out-of-pocket expenses and fees (including, without limitation, reasonable fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all reasonable fees of counsel, accountants, financial printers, experts and consultants to Parent and Merger Sub and their affiliates), whether incurred prior to, on or after the date hereof, in connection with the Merger and the consummation of all transactions contemplated by this Agreement; provided, that, in no event shall the Company be required to pay in excess of an aggregate of $1.5 million pursuant to this subsection (a); provided, further, that in no event shall any payment be due pursuant to this subsection (a) in the event that a fee is payable pursuant to Section 7.4(b), and if a fee becomes payable pursuant to such subsection (b) following such time as a payment has been made pursuant to this subsection (a), then the amount of such prior expense reimbursement payment shall be credited against, and shall reduce, the fee otherwise payable pursuant to subsection (b).

                  (b) If this  Agreement is  terminated  either  pursuant to (i)
Section 7.1(f)(i) or (f)(ii), or (ii) Section 7.1(b) and in the case of this clause (ii), (x) prior to such date (A) the Board of Directors of the Company shall have taken any of the actions as contemplated by clauses (i), (ii) or
(iii) of Section 7.1(e) hereof such that Parent could have terminated this Agreement but elected not to and (B) either (i) the Company Meeting shall have been held and the approval of the stockholders at the Company Meeting shall not have been obtained or (ii) the Company Meeting shall not have been held as of the date of such termination as a result of the Company delaying such meeting in accordance with the provisions of Section 5.2(a), and (y) on or prior to twelve months after the termination of this Agreement, the Company enters into an agreement with a Person regarding a transaction the proposal of which would otherwise qualify as an Acquisition Proposal under Section 5.11 hereof and such transaction is subsequently consummated; then in any such event, the Company shall, promptly following, but in no event later than one business day after (I) in the case of clause (i) above, the date of such termination and (II) in the case of clause (ii) above, the consummation of the third party Acquisition Proposal, pay Parent a fee of $40 million in cash, which amount shall be payable in same day funds. Only one fee in the aggregate of $40 million shall be payable pursuant to this Section 7.4(b).

                  (c) Except as provided otherwise in this Section 7.4, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

                  SECTION VII.5. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.2, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

                  SECTION VIII.1. Nonsurvival of Representations. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time. Nothing contained in this
Section 8.1 shall relieve any party from liability for any willful breach of this Agreement.

                  SECTION VIII.2. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such address for a party as shall be specified by like notice):

                  (a)      if to the Company, to:

                           Universal Outdoor Holdings, Inc.
                           311 South Wacker Drive
                           Suite 6400
                           Chicago, Illinois 60606
                           Attention:  Paul G. Simon
                           Facsimile No.:  (312) 344-4171

                           with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           919 Third Avenue
                           New York, New York  10022
                           Attention:  Lou R. Kling, Esq.
                                       Howard L. Ellin, Esq.
                           Facsimile No.:  (212) 735-2000

                  (b)      if to Parent or Merger Sub, to:

                           Clear Channel Communications, Inc.
                           200 Concord Plaza
                           Suite 600
                           San Antonio, Texas 78216
                           Attention:  Randall Mays
                           Facsimile No.: (210) 822-2299

                           with a copy to:

                           Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                           1700 Pacific Avenue
                           Suite 4100
                           Dallas, Texas 75201
                           Attention:  Ford Lacy P.C.
                           Facsimile No.:  (214) 969-4343


                  SECTION VIII.3.  Definitions.  For purposes of this Agreement:

                  (a) "Acquisition Proposal" means any offer or proposal for a merger, consolidation, recapitalization, liquidation, business combination or similar transaction involving the Company or any of its Subsidiaries or the acquisition or purchase of 50% or more of the voting power of any class of equity securities of the Company or any of its Subsidiaries, or any tender offer (including self-tenders) or exchange offer that if consummated would result in any Person beneficially owning 50% or more of the voting power of any class of equity securities of the Company or any of its Subsidiaries, or a substantial portion of the assets of the Company or any of its Subsidiaries outside of the ordinary course of business, other than the transactions contemplated by this Agreement.

                  (b) "Advertiser Effect" means any and all legal, financial, or other effects, on or to this Agreement, the Merger, the Company, or its business, the Merger Sub, the Parent or any of their stockholders or Affiliates, that may arise from or are in any way related to: any public or non-public discussion initiated by or involving public officials, announcement, development, action or potential action, settlement, negotiation, legislation, proposed or enacted, judicial decision, order, judgment or change in status of any nature or type, which contemplates, proposes, threatens or results in any voluntary or non-voluntary cessation of or a legal ban or restrictions on the use of the outdoor advertising services of any person or entity, including the Company, any of its Subsidiaries, Merger Sub or Parent, by any person or entity or group of persons or entities seeking to advertise tobacco products or products containing alcohol.

                  (c) "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

                  (d) "Antitrust Laws" mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

                  (e) "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

                  (f) "Custom Index" means the average of the closing prices, regular way, on the NYSE for the fifteen day period used to calculate the average of the closing prices referred to in Section 7.1(f)(iii) for the following companies:


                                          Closing Price on
                  Company1                October 23, 1997               Symbol

                Westinghouse-CBS2              $28.75                    WX
                Chancellor Broadcasting         58                       AMFM
                Cox Radio Inc.                  34.43750                 CXR
                Lamar Advertising Company       31                       LAMR
                Outdoor Systems                 28                       OSI

                Average Price                  $36.03750


                  (g) "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

                  (h) "Knowledge" or "Known" means, with respect to the matter in question, if any of the executive officers of the Company or Parent, as the case may be, has actual knowledge of such matter.

                  (i) "Lien" means any encumbrance, hypothecation, infringement, lien, mortgage, pledge, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any asset, property or property interest; provided, however, that the term "lien" shall not include (i) liens for water and sewer charges and current taxes not yet due and payable or being contested in good faith, (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business (iii) all liens approved in writing by the other party hereto or (iv) restrictions on transfer imposed by federal or state securities laws.

                  (j) "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company, Parent or Merger Sub, any change or effect that (i) is materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole or (ii) substantially impairs or delays the consummation of the transactions contemplated hereby, but, in either such event, shall not include any change or effect that results from an Advertiser Effect.

                  (k)(_) "Person" means any natural person, firm, individual, business trust, trust, association, corporation, partnership, joint venture, company, unincorporated entity or Governmental Entity.

                  (l) "Subsidiary" or "Subsidiaries" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

                  (m) "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, transfer, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

                  (n) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

                  SECTION VIII.4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  SECTION VIII.5. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement (provided, however, that the provisions of the Confidentiality Agreement shall remain valid and in effect) and, except for the provisions of Article II and Sections 5.7, 5.8, 5.12 and 5.16, is not intended to confer upon any person other than the parties any rights or remedies hereunder.

                  SECTION VIII.6. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                  SECTION VIII.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any applicable conflicts of law.

                  SECTION VIII.8. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Delaware.

                  SECTION VIII.9. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

                  SECTION VIII.10. Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

                  SECTION VIII.11. Finders or Brokers. Except for BT Alex Brown & Sons, Inc., and Bear, Stearns & Co., Inc., with respect to the Company, a copy of whose engagement agreement has been or will be provided to Parent, neither the Company nor Parent nor any of their respective Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

                  IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                           CLEAR CHANNEL COMMUNICATIONS, INC.



                                           By: \s\ RANDALL MAYS
                                               Name:  Randall Mays
                                               Title: Chief Financial Officer


                                          UH MERGER SUB, INC.



                                          By:  \s\ RANDALL MAYS
                                               Name:  Randall Mays
                                               Title: Chief Financial Officer


                                          UNIVERSAL OUTDOOR HOLDINGS, INC.



                                          By:  \s\ BRIAN T. CLINGEN
                                                Name:   Brian T. Clingen
                                                Title:  Vice President and
                                                        Chief Financial Officer

                                                                      EXHIBIT A


                FORM OF COMPANY TAX OPINION REPRESENTATION LETTER


                                                              ____________, 1997



[Parents Counsel]

Skadden, Arps, Slate, Meagher & Flom LLP
919 Third Avenue
New York, NY  10022

Dear Sirs:

         On behalf of the Company, the undersigned, in connection with the opinions to be delivered by your firms pursuant to Sections [ ] of the Agreement and Plan of Merger, dated [ ], 1997, among Parent, Merger Sub and the Company,3 hereby certifies that the descriptions of the facts contained in the Registration Statement and the Proxy Statement completely and accurately describe the Merger and the transactions leading up thereto and further that:

         1. Neither the Company nor any of its subsidiaries has acquired any shares of Company Common Stock in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part. For purposes of this representation, Company Common Stock acquired in the ordinary course of business in connection with employee incentive and benefit plans, programs or arrangements in existence on the date hereof shall not be treated as an acquisition in contemplation of the Merger or otherwise as part of which the Merger is a part.

         2. There is no present plan or intention on the part of the stockholders of the Company that own 5% or more of the common stock of the Company Common Stock, and the Company knows of no present plan or intention on the part of the remaining holders of Company Common Stock, to sell, exchange or otherwise dispose of (each of the foregoing, a "disposition"), shares of Parent Common Stock received in the Merger in exchange for such Company Common Stock that would reduce the ownership of Parent Common Stock by former holders of Company Common Stock (other than public shareholders) to a number of shares having a value, as of immediately prior to the Merger, of less than 50% of the value of all of the outstanding shares of Company Common Stock as of such date. For purposes of this representation, any disposition (as defined above) of Parent Common Stock will be treated as a reduction in ownership thereof. In addition, for purposes of this representation, shares of Company Common Stock exchanged by holders of Company Common Stock for cash in lieu of fractional shares of Parent Common Stock will be treated as outstanding Company Common Stock immediately prior to the Merger. Moreover, for purposes of this representation, shares of Company Common Stock and shares of Parent Common Stock received in the Merger and sold, redeemed or disposed of prior to or subsequent to the Merger, in contemplation thereof or as part of a plan therewith, will be considered in making this representation.

         3. The Company and the stockholders of the Company will each pay their respective expenses, if any, incurred in connection with the Merger, except in the case of Conveyance Taxes for which such stockholders are liable, which shall be paid by the Company.

         4. Following the Merger, the Company will hold at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets that the Company held immediately prior to the Merger, and the Company will hold at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets that the Merger Sub held immediately prior to the Merger. For purposes of this representation, Company assets used to pay its reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by the Company immediately preceding or in contemplation of, the Merger will be included as assets of the Company prior to the Merger.

         5. Except as provided in Annex I attached herewith, immediately prior to the time of the Merger, the Company will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock of the Company ("Company Stock").

         6. In the Merger, shares of Company Stock representing at least 80% of the total combined voting power of all classes of Company Stock outstanding on the date of the Merger, and at least 80% of the total number of each other class of Company Stock outstanding on the date of the Merger will be exchanged solely for Parent Common Stock. For purposes of this representation, shares of Company Stock exchanged for cash or other property originating with Parent will be treated as outstanding stock of the Company on the date of the Merger.

         7. The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986, as amended (the "Code").

         8. The Company will not take, and the Company is not aware of any plan or intention of Company stockholders to take, any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local income or franchise tax law.

         9. None of the compensation received by any stockholder-employee of the Company in respect of periods at or prior to the Effective Time represents separate consideration for, or is allocable to, any of their Company Common Stock. None of the Parent Common Stock that will be received by Company stockholder-employees in the Merger represents separately bargained-for consideration which is allocable to any employment agreement or arrangement. The compensation paid to any shareholder-employees will be for services actually rendered and will be determined by bargaining at arm's-length.

         10. There is no intercorporate indebtedness existing between Parent and the Company or between Sub and the Company that was issued or acquired, or will be settled, at a discount.

         11. The Company is not under jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         12. The Merger Agreement and the documents described in Sections 5.5 and 5.16 of the Merger Agreement represent the entire understanding of the Company, Parent and Merger Sub with respect to the Merger.

         13. The Company Common Stock will be surrendered pursuant to the Merger in an arms-length exchange, and the Parent Common Stock received in exchange therefor represents the sole bargained-for consideration therefor. The fair market value of the Parent Common Stock received by each holder of Company Common Stock will be approximately equal to the fair market value of the Company Common Stock surrendered in the Merger.

         14. There will be no dissenters to the Merger.

         15. On the date of the Merger, the fair market value of the assets of the Company will exceed the sum of its liabilities plus the liabilities, if any, to which the assets are subject.

         I understand that Skadden, Arps, Slate, Meagher & Flom LLP, as counsel for the Company, and
[ ], as counsel for Parent, will rely on this certificate in rendering their respective opinions concerning certain of the federal income tax consequences of the Merger and hereby commit to inform them if, for any reason, any of the foregoing representations ceases to be true prior to the Effective Time.


                        UNIVERSAL OUTDOOR HOLDINGS, INC.



                                            By:
                                                 Name:
                                                 Title:

                                     Annex I


                                              Beneficially              Percent
         Beneficial Owner*                    Owned Shares              of Class



































--------------

*        [Attach SEC filings]

                                                                     EXHIBIT B


                FORM OF PARENT TAX OPINION REPRESENTATION LETTER

                                                                _________, 1997


[PARENT COUNSEL]

Skadden, Arps, Slate, Meagher & Flom LLP
919 Third Avenue
New York, NY  10022

Dear Sirs:

         On behalf of Parent and Merger Sub, the undersigned, in connection with the opinions to be delivered by your firms pursuant to Section [ ] of the Agreement and Plan of Merger, dated [ ], 1997, among Parent, Merger Sub and the Company,4 hereby certifies that the descriptions of the facts contained in the Registration Statement and the Proxy Statement completely and accurately describe the Merger and the transactions leading up thereto and further that:

         1. Except in the Merger, neither Parent nor Merger Sub (nor any other subsidiary of Parent) has acquired or prior to the Merger will acquire, or has owned in the past five years, any shares of common stock of the Company.

         2. Cash payments to be made to stockholders of the Company in lieu of fractional shares of Parent Common Stock that would otherwise be issued to such stockholders in the Merger will be made for the purpose of saving Parent the expense and inconvenience of issuing and transferring fractional shares of Parent Common Stock, and do not represent separately bargained for consideration.

         3. Prior to the Merger, Parent will own all the capital stock of Merger Sub. Parent has no plan or intention to cause the Company to issue additional shares of its stock that would result in Parent owning less than all the capital stock of the Company after the Merger.

         4. Parent has no plan or intention, following the Merger, to reacquire any of the Parent Common Stock issued in the Merger.

         5. Parent has no plan or intention, following the Merger, to liquidate the Company, to merge the Company with and into another corporation, to sell or otherwise dispose of any of the stock of the Company, or to cause the Company to sell or otherwise dispose of any of the assets held by the Company at the time of the Merger, except for dispositions of such assets in the ordinary course of business; provided, however, that Parent may transfer assets or stock of the Company in a manner that is consistent with Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

         6. Parent and Merger Sub will each pay their respective expenses, if any, incurred in connection with the Merger.

         7. Following the Merger, Parent intends to cause the Company to continue its historic business or use a significant portion of its historic business assets in a business.

         8. Neither Parent nor Merger Sub is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

         9. Neither Parent nor Merger Sub will take any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local income or franchise tax law.

         10. None of the compensation received by any stockholder-employee of the Company in respect of periods after the Effective Time represents separate consideration for, or is allocable to, any of their Company Common Stock. None of the Parent Common Stock that will be received by Company stockholder-employees in the Merger represents separately bargained-for consideration which is allocable to any employment agreement or arrangement. The compensation paid to any shareholder-employees will be for services actually rendered and will be determined by bargaining at arm's-length.

         11. No stock of Merger Sub will be issued in the Merger.

         12. There is no intercorporate indebtedness existing between Parent and the Company or between Merger Sub and the Company that was issued or acquired, or will be settled, at a discount.

         13. The Merger Agreement and the documents described in Sections 5.5 and 5.16 of the Merger Agreement represent the entire understanding of the Company, Parent and Merger Sub with respect to the Merger.

         14. Merger Sub is a corporation newly formed for the purpose of participating in the Merger and at no time prior to the Merger has had assets (other than nominal assets contributed upon the formation of Merger Sub, which assets will be held by the Company following the Merger) or business operation. Merger Sub will have no liabilities assumed by the Company, and will not transfer to the Company any assets subject to liabilities in the Merger.

         15. Following the Merger, the Company will hold at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets that the Company held immediately prior to the Merger, and the Company will hold at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets that the Merger Sub held immediately prior to the Merger. For purposes of this representation, Company assets used to pay its reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by the Company immediately preceding or in contemplation of, the Merger will be included as assets of the Company prior to the Merger.

         16. Parent will not assume any liabilities of the Company or any of the Company's Subsidiaries.

         17. The Company Common Stock will be surrendered pursuant to the Merger in an arms-length exchange, and the Parent Common Stock received in exchange therefor represents the sole bargained-for consideration therefor. The fair market value of the Parent Common Stock received by each holder of Company Common Stock will be approximately equal to the fair market value of the Company Common Stock surrendered in the Merger.

         18. There will be no dissenters to the Merger.

         I understand that Skadden, Arps, Slate, Meagher & Flom LLP, as counsel for the Company, and [ ] , as counsel for Parent, will rely on this certificate in rendering their opinion concerning certain of the federal income tax consequences of the Merger and hereby commit to inform them if, for any reason, any of the foregoing representations ceases to be true prior to the Effective Time.


                                  ___________________________, INC.



                                  By: ______________________
                                      Name:
                                     Title:

                                                                    EXHIBIT D



                                                     _______________, 1997



[PARENT COUNSEL]

Skadden, Arps, Slate, Meagher & Flom LLP
919 Third Avenue
New York, NY  10022

Dear Sirs:

         In connection with the opinion to be delivered by you pursuant to the Agreement and Plan of Merger, dated [ ], 1997, among Parent, Merger Sub and the Company,5 the undersigned hereby certifies (to the best of its knowledge and belief, where indicated), after due inquiry and investigation, as follow :


                  1. The Undersigned has no present plan or intention to sell, exchange or otherwise dispose of (each of the foregoing, a "disposition"), more than ___% shares of Parent Common Stock received in the merger contemplated by the Merger Agreement (the "Merger"). For purposes of this representation, shares of Company Common Stock and shares of Parent Common Stock received in the Merger and sold, redeemed or disposed of prior to or subsequent to the Merger, in contemplation thereof or as part of a plan therewith, will be considered in making this representation.

                  2. The undersigned  will not take any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local income or franchise tax law.

                                                     [THE COMPANY STOCKHOLDER]



1 When any company on this list is sold, it shall be deleted from the Custom Index and replaced with the common stock of a company operating in the radio broadcasting industry mutually agreeable to both the Company and Parent which shall be substituted in the Custom Index on the date of the termination of trading of the company being sold and the price on such day of the common stock of the Company being added to the Custom Index shall be substituted for the price of the company being sold for the prior 14 days of any calculation period.

2 When CBS is spun off from Westinghouse, CBS shall be substituted in the Custom Index for Westinghouse effective as of the date CBS commences trading regular way and the price of CBS on such day shall be substituted for the price of Westinghouse for the prior 14 days of any calculation period.

3 For purposes of this certificate, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement and Plan of Merger.

4 For purposes of this certificate, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement and Plan of Merger.

5 For purposes of this certificate, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement and Plan of Merger.